Exhibit 99.(d)(2)(iii)

STRATEGIC PARTNERS STYLE SPECIFIC FUNDS

Jennison Conservative Growth Fund

SUBADVISORY AGREEMENT

Agreement made as of this 16th day of September, 2005 between Prudential Investments LLC (PI or the Manager), a New York limited liability company and Jennison Associates LLC (Jennison or the Subadviser),

WHEREAS, the Manager has entered into a Management Agreement (the Management Agreement) with Strategic Partners Style Specific Funds, a Delaware statutory trust (the Trust) and a diversified, open-end management investment company registered under the Investment Company Act of 1940 as amended (the 1940 Act), pursuant to which PI acts as Manager of the Trust; and

WHEREAS, the Manager desires to retain the Subadviser to provide investment advisory services to the Trust and one or more of its series as specified in Schedule A hereto (the Portfolio,  and collectively, with the Trust, referred to herein as the Trust) and to manage the Portfolio as the Manager shall from time to time direct, and the Subadviser is willing to render such investment advisory services; and

NOW, THEREFORE, the Parties agree as follows:

1. (a)  Subject to the supervision of the Manager and the board of trustees of the Trust (the Board), the Subadviser shall manage the Portfolio, including the purchase, retention and disposition thereof, in accordance with the Portfolio’s investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such prospectus and statement of additional information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”), and subject to the following understandings:

(i)  The Subadviser shall provide supervision of  the Portfolio , and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned  (other than directing a securities lending program) by the Portfolio, and what portion of the assets will be invested or held uninvested as cash.  The Subadviser’s responsibility for providing portfolio management services to the Portfolio shall be limited to the Portfolio.

(ii)  In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the copies of the Declaration of Trust, By-Laws and Prospectus of the Trust and any procedures adopted by the Board applicable to the Portfolio and any amendments to those procedures (Board Procedures), which have been provided, as of the date of this Agreement, to it by the Manager (the Trust Documents), and with the instructions and directions of the Manager and of the Board, co-operate with the Manager’ (or their designees’) personnel responsible for monitoring the Trust’s compliance. The Subadviser shall also comply at all times with the 1940 Act, the

Investment Advisers Act of 1940, as amended (the Advisers Act), the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations, including securities law. The Manager shall provide Subadviser timely with copies of any updated Trust Documents.

(iii)  The Subadviser shall determine the securities and futures contracts to be purchased or sold by the Portfolio, as applicable, and shall place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to any broker or dealer affiliated with the Manager or the Subadviser) to carry out the policy with respect to brokerage as set forth in the  Prospectus or as the Board may direct from time to time. In providing the Portfolio with investment supervision, it is recognized that the Subadviser shall give primary consideration to seeking best execution. Within the framework of this policy, the Subadviser may consider the receipt of services that affect securities transactions and incidental functions, such as clearance and settlement functions, and advice as to the value of securities, the advisability of investing in securities, the availability of securities or purchasers or sellers of securities, and analyses and reports concerning issues, industries, securities, economic factors, trends, portfolio strategy, and the performance of accounts, the financial responsibility,  and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser’s other clients may be a party. The Manager (or Subadviser) to the Portfolio each shall have discretion to effect investment transactions for the Portfolio through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Subadviser(s)) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act), and to cause the Portfolio to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Manager (or the Subadviser) with respect to the Portfolio and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission.  Pursuant to the rules promulgated under Section 326 of the USA PATRIOT ACT, broker-dealers are required to obtain, verify and record information that identifies each person who opens an account with them.  In accordance therewith, broker-dealers whom the Subadvisor selects to execute transactions in the Portfolio’s account may seek identifying information about the Trust and/or the Portfolio.

On occasions when the Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of the Portfolio as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, shall be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to such other clients.

The Manager hereby agrees and consents that the Subadviser and its affiliates are authorized to execute cross agency transactions for the Portfolio, provided such transactions comply with applicable laws and regulations.

(iv)  The Subadviser shall maintain all books and records with respect to the  Portfolio’s transactions effected by it as required by any applicable federal or state securities laws or regulations, including the 1940 Act, the 1934 Act and the Advisers Act. The Subadviser shall furnish to the Manager or the Board all information relating to the Subadviser’s services under this Agreement reasonably requested by the Manager and the Board within a reasonable period of time after the Manager or the Board makes such request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Portfolio’s securities.

(v)  The Subadviser or its affiliate shall provide the Trust’s custodian on each business day with information relating to all transactions concerning the Portfolio. The Subadviser shall furnish the Manager routinely with daily information concerning portfolio transactions and other reports as agreed upon from time to time concerning transactions, portfolio holdings and performance of the Portfolio, in such form and frequency as may be mutually agreed upon from time to time. The Subadviser agrees to review the Portfolio and discuss the management of the Portfolio with the Manager and the Board as either or both shall from time to time reasonably request.

(vi)  The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, the Subadviser and Manager understand and agree that if the Manager manages the Portfolio in a “manager-of-managers” style, the Manager shall, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii) periodically make recommendations to the Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(vii)  The Subadviser acknowledges that the Manager and the Portfolio intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other subadviser to the Trust with respect to transactions in securities for the Portfolio or any other transactions of Trust assets.

(b)  The Subadviser shall keep the Portfolio’s books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof in the form and for the period required by Rule 31a-2 under the 1940 Act. The Subadviser agrees that all records which it maintains for the Portfolio are the property of the Trust, and the Subadviser shall surrender promptly to the Trust any of such records upon the Trust’s request, provided, however, that the Subadviser may retain a copy of such records. The Portfolio’s books and records maintained by the Subadviser shall be made available, within five (5) business days of a written request, to the Trust’s accountants or auditors during regular business hours at the Subadviser’s offices. The Trust, the Manager or their respective authorized representatives shall have the right to copy any records in the Subadviser’s possession that pertain to the Portfolio. These books, records, information, or reports may be made available to properly authorized government representatives consistent with state and federal law and/or regulations, provided the the Subadviser is given prior notice of such disclosure, unless otherwise prohibited. In the event of the termination of this Agreement, upon the request of the Trust, the Portfolio’s books and records maintained by the Subadviser shall be returned to the Trust or the Manager, provided that the Subadviser shall be permitted to keep copies of such records. The Subadviser agrees that the policies and procedures it has established for managing the Portfolio, including, but not limited to, all policies and procedures designed to ensure compliance with federal and state laws and regulations governing the adviser/client relationship and management and operation of the Portfolio, shall be made available for inspection by the Trust, the Manager or their respective authorized representatives upon reasonable written request within not more than two (2) business days.

(c)  The Subadviser shall maintain a written code of ethics (the Code of Ethics) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, a copy of which shall be provided to the Manager and the Trust, and shall institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act) from violating its Code of Ethics. The Subadviser shall follow such Code of Ethics in performing its services under this Agreement. Further, the Subadviser represents that it maintains adequate compliance procedures to ensure its compliance with the 1940 Act, the Advisers Act, and other applicable federal and state laws and regulations. In particular, the Subadviser represents that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Subadviser and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988, a copy of which it shall provide to the Manager and the Trust upon reasonable request. The Subadviser shall assure that its employees comply in all material respects with the provisions of Section 16 of the 1934 Act, and shall cooperate reasonably with the Manager for purposes of filing any required reports with the Securities and Exchange Commission (the Commission) or such other regulator having appropriate jurisdiction.

(d)  The Subadviser shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph 1(d) hereof as the Manager may reasonably request.

(e)  The Subadviser shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the Portfolio, subject to such reporting and other requirements as shall be established by the Manager.

(f)  Upon reasonable request from the Manager, the Subadviser (through a qualified person) shall assist the valuation committee of the Trust or the Manager in valuing securities of the Portfolio as may be required from time to time, including making available information of which the Subadviser has knowledge related to the securities being valued.

(g)  The Subadviser shall provide the Manager with any information reasonably requested regarding its management of the Portfolio required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Trust with the Commission. The Subadviser shall provide the Manager with any certification, documentation or other information reasonably requested or required by the Manager for purposes of the certifications of shareholder reports by the Trust’s principal financial officer and principal executive officer pursuant to the Sarbanes Oxley Act of 2002 or other law or regulation. The Subadviser shall promptly inform the Trust and the Manager if any information in the Prospectus is (or will become) materially inaccurate or incomplete.

(h)  The Subadviser shall comply with Board Procedures provided to the Subadviser by the Manager or the Trust. The Subadviser shall notify the Manager as soon as reasonably practicable upon detection of any material breach of such Board Procedures.

(i)  The Subadviser shall keep the Trust and the Manager informed of developments relating to its duties as subadviser of which the Subadviser has, or should have, knowledge that would materially affect the Portfolio. In this regard, the Subadviser shall provide the Trust, the Manager, and their respective officers with such periodic reports concerning the obligations the Subadviser has assumed under this Agreement as the Trust and the Manager may from time to time reasonably request. Additionally, prior to each Board meeting, the Subadviser shall provide the Manager and the Board with reports regarding the Subadviser’s management of the Portfolio during the most recently completed quarter, in such form as may be mutually agreed upon by the Subadviser and the Manager. The Subadviser shall certify quarterly to the Trust and the Manager that it and its “Advisory Persons” (as defined in Rule 17j-under the 1940 Act) have complied materially with the requirements of Rule 17j-1 under the 1940 Act during the previous quarter or, if not, explain what the Subadviser has done to seek to ensure such compliance in the future. Annually, the Subadviser shall furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-1 under the 1940 Act, concerning the Subadviser’s Code of Ethics and compliance program, respectively, to the Trust and the Manager. Upon written request of the Trust or the Manager with respect to material violations of the Code of Ethics directly affecting the Portfolio, the Subadviser shall permit representatives of the Trust or the Manager to examine reports (or summaries of the reports) required to be made by Rule 17j-1(d)(1) relating to enforcement of the Code of Ethics.

2.  The Manager shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser’s performance of its duties under this Agreement. The Manager shall provide (or cause the Trust’s custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the Portfolio, cash requirements and cash available for investment in such portion of the Portfolio, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board that affect the duties of the Subadviser).

3.  For the services provided pursuant to this Agreement, the Manager shall pay the Subadviser as full compensation therefor, a fee monthly in arrears based on the average daily net assets as calculated by the custodian and on the annual ratesset forth in the attached Schedule A. Liability for payment of compensation by the Manager to the Subadviser under this Agreement is contingent upon the Manager’ receipt of payment from the Trust for management services described under the Management Agreement between the Trust and the Manager. Expense caps or fee waivers for the Trust that may be agreed to by the Manager, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Manager.  If this Agreement becomes effective or terminates, or if the manner of determining the applicable fee changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

4.  The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Trust or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Manager or the Trust may have against the Subadviser under federal or state securities laws. The Manager shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including reasonable attorneys’ fees, which may be sustained as a result of the Manager’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Manager, its affiliated persons, its officers, directors and employees, for any liability and expenses, including reasonable attorneys’ fees, which may be sustained as a result of the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.  In any event, neither the Subadviser nor its affiliates shall be liable for any loss or damage arising or resulting from the acts or omissions of the Portfolio’s custodian, any broker, financial institution or any other third party with or through whom the Subadviser arranges or enters into a transaction in respect of the Portfolio.

5.  This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party. Any required shareholder approval of this Agreement or of any continuance of this Agreement shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) of shares of that portfolio votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of all the portfolios of the Trust.  This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it shall promptly notify the Trust and the Manager of the occurrence or anticipated occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change or anticipated change in control (as defined in the 1940 Act) of the Subadviser; provided that the Subadviser need not provide notice of such an anticipated event before the anticipated event is a matter of public record. Notwithstanding any provisions to the contrary in this Agreement, this Agreement shall terminate automatically and without notice to the Subadviser upon the execution of a new Agreement with a successor Subadviser.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; (2) to the Fund at Gateway Center Three, 4th Floor, 100 Mulberry Street, Newark, NJ 07102-4077, Attention: Secretary; or (3) to the Subadviser at 466 Lexington Avenue, New York, NY 10017, Attention: Scott Hayward, Executive Vice President, with a copy to the Legal Department at the same address.

6.  Nothing in this Agreement shall limit or restrict the right of any of the Subadviser’s directors, officers or employees who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

7.  During the term of this Agreement, the Manager agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Portfolio or the public, which refer to the Subadviser in any way (including the Subadviser’s name, any derivatives thereof and any logo associated therewith), prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof and prior to the distribution of such material. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.  The Manager approves the use of the Manager’s, the Trust’s and the Portfolio’s name and any derivatives thereof or any logos associated with those names on a representative client list of the Subadviser.

8.  The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

9.  This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

10. This Agreement shall be governed by the laws of the State of New York.

11.  The parties agree that this Agreement shall become effective as of the date that management and control of the Fund’s securities are transferred to the Subadviser, as particularly set forth in the transition broker letter agreement between the Manager, the Subadviser and Credit Suisse First Boston.

12.  The Trust and the Manger acknowledge that the Subadviser has provided it with a copy of the Subadviser’s most recent Form ADV as filed with the Securities and Exchange Commission.

This Agreement in no way restricts the Subadviser’s right to perform investment management or other services for any person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Portfolio or to the Trust.

The Trust and the Manager understand that the Subadviser shall not have any obligation to purchase or sell any security for the Portfolio which it (as investment manager for other clients, or as principal) or its affiliates or employees may purchase or sell for its or their own account or for the account of any other client, if it is the Subadviser’s opinion that such transaction or investment appears unsuitable or undesirable for the Portfolio.

13.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENTS LLC

By:	/s/ Robert F. Gunia

Name:	Robert F. Gunia

Title:	Executive Vice President

JENNISON ASSOCIATES LLC

By:	/s/ Medhi Mahmud

Name:	Mehdi Mahmud

Title:	Executive Vice President

SCHEDULE A

STRATEGIC PARTNERS STYLE SPECIFIC FUNDS

Jennison Conservative Growth Fund

As compensation for services provided by Jennison Associates LLC, Prudential Investments LLC will pay Jennison Associates LLC a fee equal, on an annualized basis, to the following:

Fund Name	Advisory Fee
Jennison Conservative Growth Fund	0.35 of 1% of average daily net assets up to and including $1 billion;

0.325 of 1% of average daily net assets over $1 billion

Dated as of September 16, 2005.